                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant    [X]


Filed by a Party other than the Registrant


Check the appropriate box:


[_]  Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              COMCAST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------
     (5) Total fee paid:

         ---------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:

         ---------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------
     (3) Filing Party:

         ---------------------------------------------------------------
     (4) Date Filed:

         ---------------------------------------------------------------

                           LOGO COMCAST CORPORATION
                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 20, 1999

                               ----------------

  A Special Meeting of Shareholders of Comcast Corporation (the "Company") will be held on Tuesday, April 20, 1999, at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, to approve an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of the Company's Class A Special Common Stock, par value $1.00 per share, from 500,000,000 shares to 2,500,000,000 shares, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. The proposed increase in authorized shares of Class A Special Stock is necessary to accommodate a two-for-one stock split in the form of a 100% stock dividend approved by the Company's Board of Directors on March 3, 1999, effective for shareholders of record at the close of business on April 20, 1999.

  The proposed merger with MediaOne Group, Inc., announced by the Company on March 22, 1999, will not be the subject of any proposal or shareholder vote at
                     ---
the special meeting on April 20, 1999. The issuance of Class A Special Common Stock in such transaction will be the subject of a shareholder vote at a separate special meeting to be called in the future.

  The close of business on April 2, 1999 has been fixed as the record date for the special meeting. All shareholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the special meeting and any adjournment or postponement thereof. Holders of Class A Special Common Stock are not entitled to vote at the special meeting, and the enclosed proxy statement is being sent to holders of Class A Special Common Stock for information purposes only. In the event that the special meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned special meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

  The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Class A Common Stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the special meeting.

                                          STANLEY WANG
                                              Secretary

April 9, 1999

                           LOGO COMCAST CORPORATION
                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Comcast Corporation (the "Company"), a Pennsylvania corporation, for use at the Special Meeting of Shareholders (the "special meeting") to be held on Tuesday, April 20, 1999, at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about April 9, 1999.

  The Board of Directors does not intend to bring any matters before the special meeting other than the matters specifically referred to in the notice of the special meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the special meeting. However, if any other matters properly come before the special meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the special meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the special meeting by the enclosed proxy will be voted "FOR" the proposal submitted to shareholders in accordance with the foregoing Notice of Special Meeting and as set forth in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the special meeting and voting in person.

  The holders of all of the Class B Common Stock have indicated that they will vote their shares "FOR" the proposal submitted to shareholders in accordance with the foregoing Notice of Special Meeting and as set forth in this Proxy Statement. Consequently, approval of the proposal is assured.

         PROPOSAL--APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION

  The Board of Directors has approved, and is recommending to the Company's shareholders for approval at the special meeting, an amendment to Article 5 of the Company's Articles of Incorporation to increase the number of shares of Class A Special Common Stock, par value $1.00 per share, which the Company is authorized to issue from 500,000,000 shares to 2,500,000,000 shares. The Board of Directors determined that this amendment is advisable and should be considered at the special meeting to be held April 20, 1999. The full text of the proposed amendment is set forth below. The Company is currently authorized to issue 200,000,000 shares of Class A Common Stock, par value $1.00 per share, 50,000,000 shares of Class B Common Stock, par value $1.00 per share, and 20,000,000 shares of Preferred Stock, and the proposed amendment will not affect this authorization.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Class A Special Common Stock

  The proposed amendment would increase the number of shares of Class A Special Common Stock the Company is authorized to issue from 500,000,000 to 2,500,000,000. The additional shares authorized would be a part of the existing class of Class A Special Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Special Common Stock presently issued and outstanding. At February 28, 1999, 329,129,475 shares of Class A Special Common Stock, 31,499,438 shares of Class A Common Stock, and 9,444,375 shares of Class B Common Stock were outstanding.

  Adoption of the proposal would permit the Board of Directors, without further approval of the Company's shareholders (except as may be required in a specific case by law or the Nasdaq Stock Market rules), to issue additional shares of the Company's Class A Special Common Stock from time to time as the Board of Directors shall determine, for such consideration as the Board of Directors establishes (or without consideration in the case of stock dividends). The Board of Directors believes it is desirable to increase the number of shares of Class A Special Common Stock the Company is authorized to issue to accomplish a two-for-one stock split in the form of a 100% stock dividend payable in shares of Class A Special Common Stock which was approved by the Board of Directors on March 3, 1999 (the "Stock Split"), and to provide the Company with adequate flexibility in the future in declaring stock dividends, awarding stock options and other stock-based compensation, structuring possible acquisitions of other businesses, and raising additional capital. Except for the proposed Stock Split and the MediaOne Merger (discussed below), the Company has no present commitments, agreements, or intent to issue additional shares of Common Stock of any class, other than approximately 4.2 million shares of Class A Special Common Stock the Company has agreed to issue in connection with the acquisition of a cable system in Philadelphia, Pennsylvania, shares of Class A Special Common Stock which may be issued under the Company's stock option, restricted stock, and other stock-based compensation plans, and shares of Class A Special Common Stock which may be issued upon conversion of the Company's outstanding convertible Preferred Stock or upon conversion of the Class B Common Stock.

  Under Pennsylvania law, the proposed Stock Split cannot occur unless shareholders approve the proposed amendment to Article 5 of the Company's Articles of Incorporation.

  The holders of Class A Common Stock, Class A Special Common Stock, and Class B Common Stock of the Company are not entitled to preemptive rights (except that holders of Class B Common Stock must be given parallel rights in the event subscription rights, options, or warrants to purchase stock are offered or granted to all holders of Class A Common Stock or Class A Special Common Stock). Accordingly, the issuance of additional shares of Class A Special Common Stock might dilute, under certain circumstances, the ownership rights of shareholders. Because the Class A Special Common Stock of the Company is not generally entitled to vote, the issuance of additional shares of Class A Special Common Stock would not dilute the voting rights or voting power of holders of the Class A Common Stock and Class B Common Stock; however, under the limited circumstances in which the holders of Class A Special Common Stock are entitled to vote as a matter of law, the issuance of additional shares of Class A Special Common Stock to holders of all classes of Common Stock might dilute the voting power of existing holders of Class A Special Common Stock.

  The proposed increase in the number of shares of Class A Special Common Stock the Company is authorized to issue is not intended to inhibit a change in control of the Company. The issuance of additional shares of Class A Special Common Stock could dilute the ownership interests of a party attempting to obtain control of the Company (but not generally such party's voting rights). The Company has no present agreements or arrangements with respect to the issuance of such additional shares, except as described above, and the Company is not aware of any pending or threatened efforts to acquire control of the Company.

MediaOne Merger

  On March 22, 1999, the Company announced that it had entered into a merger agreement with MediaOne Group, Inc., pursuant to which MediaOne Group, Inc. would be merged into the Company, with each of the common shareholders of MediaOne Group, Inc. to receive 1.1 shares of the Company's Class A Special Common Stock for each share of MediaOne Group, Inc. common stock held at the effective time of the merger, and holders of MediaOne Group, Inc. preferred stock to receive shares of certain new classes of the Company's preferred stock (the "MediaOne Merger"). The MediaOne Merger is subject to approvals of the Company's shareholders, the MediaOne Group, Inc. shareholders, and certain federal and local regulatory authorities, as well as other conditions, and is currently expected to close approximately by year-end 1999.

  A portion of the increased authorization of Class A Special Common Stock that is the subject of the special meeting may be used to effect the MediaOne Merger if and when the conditions to consummation of the MediaOne Merger are met. However, the issuance of Class A Special Common Stock in the MediaOne Merger will be the subject of a separate vote of holders of the Company's Class A Common Stock and Class B Common Stock at a special meeting which the Company currently expects to call for that purpose in the third quarter of 1999.

  Approval of the proposed amendment to the Company's Articles of Incorporation being submitted to shareholders at the special meeting does not constitute approval of the issuance of Class A Special Common Stock in the MediaOne Merger. The Company believes that the proposed amendment is necessary and desirable independent of whether the MediaOne Merger occurs, including for the purpose of effecting the Stock Split.

Purposes and Effects of Proposed Stock Split

  On March 3, 1999, the Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend, pursuant to which each holder of record of Class A Special Common Stock, Class A Common Stock, and Class B Common Stock at 5:00 p.m., local time, on April 20, 1999, would be the record owner of, and entitled to receive, one additional share of Class A Special Common Stock, par value $1.00 per share, for each share of Class A Special Common Stock, Class A Common Stock, and Class B Common Stock then owned of record by such shareholder. The Stock Split is conditional on approval of the proposed amendment to the Company's Articles of Incorporation at the special meeting, and is expected to be paid on or about May 5, 1999.

  The Board of Directors anticipates that the increase in the number of outstanding shares of Class A Special Common Stock of the Company resulting from the Stock Split will place the market price of the Class A Special Common Stock and Class A Common Stock in a range more attractive to investors, particularly individuals. The Class A Special Common Stock is listed for trading on the Nasdaq Stock Market, and the Company will apply for listing of the additional shares of Class A Special Common Stock to be issued in the event the proposed increase in authorized shares is approved.

  All shares of existing Common Stock of any class presently outstanding will remain outstanding. Consequently, certificates representing existing shares of Common Stock of any class should be retained by each shareholder and should not be returned to the Company or to its transfer agent. It will not be necessary to submit outstanding certificates for exchange. In addition, appropriate adjustments will be made to the Company's stock option and other stock-based compensation plans.

  Because the proposed Stock Split would involve the issuance of one new share of nonvoting Class A Special Common Stock to holders of each share of existing Common Stock of any class, the proposed Stock Split will not change the voting rights or voting power of shareholders.

  If shareholders dispose of their shares after the Stock Split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Shareholders may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

  If effected, the proposed Stock Split will result in certain appropriate adjustments to the terms of the Company's outstanding 5% Series A Convertible Preferred Stock and 5.25% Series B Mandatorily Redeemable Convertible Preferred Stock (the "Preferred Stock"). Holders of Preferred Stock will be separately notified of those adjustments. In addition, the number of shares of Class A Special Common Stock to be issued in the MediaOne Merger, and the rights of holders of certain new classes of the Company's convertible preferred stock to be issued in the MediaOne Merger, will be adjusted to reflect the Stock Split.

Tax Effect of the Stock Split

  The Company has been advised by counsel that the proposed Stock Split would result in no gain or loss or realization of taxable income to owners of any class of Common Stock under existing United States federal income tax laws. The cost basis for tax purposes of each new share of Class A Special Common Stock and each retained share of Class A Special Common Stock, Class A Common Stock, or Class B Common Stock would be equal to one-half of the cost basis for tax purposes of the corresponding share immediately preceding the Stock Split. In addition, the holding period for the additional share issued pursuant to the Stock Split would be deemed to be the same as the holding period for the original share of Class A Special Common Stock, Class A Common Stock, or Class B Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and shareholders are urged to consult their tax advisors.

Effective Date of Proposed Amendment and Issuance of Shares for Stock Split

  The proposed amendment to Article 5 of the Articles of Incorporation of the Company, if adopted by the required vote of shareholders, will become effective at 5:00 p.m., local time, on April 20, 1999, the proposed record date for the determination of the owners of Common Stock entitled to receive a certificate or certificates representing the additional shares. Please do not destroy or send your present Common Stock certificates to the Company. Those certificates will remain valid for the number of shares shown thereon, and should be carefully preserved by you. The Company expects that the additional shares will be distributed on or about May 5, 1999, by book-entry in the records of the Company. Shareholders will be entitled to receive physical stock certificates upon request.

Amendment to Articles of Incorporation

  If approved, the first paragraph of Article 5 of the Company's Articles of Incorporation would be amended and restated as follows (deletions are shown as struck-through text and additions as double-underlined text):

  5.The aggregate number of shares which the corporation shall have authority to issue is:

    Two Hundred Million (200,000,000) shares of Class A Common Stock, par value $1.00 per share, (Five Hundred Million (500,000,000) Two Billion Five
                          *deleted text above in brackets*    ================
  Hundred Million (2,500,000,000) shares of Class A Special Common Stock, par
  ===============================
  value $1.00 per share, Fifty Million (50,000,000) shares of Class B Common Stock, par value $1.00 per share, and Twenty Million (20,000,000) shares of Preferred Stock, which the Board of Directors may issue, in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed.

The remainder of Article 5 of the Company's Articles of Incorporation would not be amended or affected in any way.

Board Recommendation

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

  At the close of business on April 2, 1999, the record date, the Company had outstanding 31,499,438 shares of Class A Common Stock, par value $1.00 per share, 9,444,375 shares of Class B Common Stock, par value $1.00 per share, and 329,269,858 shares of Class A Special Common Stock, par value $1.00 per share.

  On each matter voted upon at the special meeting and any adjournment or postponement thereof, the Class A Common Stock and Class B Common Stock will vote together and each record holder of Class A Common Stock will be entitled to one vote per share and each record holder of Class B Common Stock will be entitled to fifteen votes per share. Holders of Class A Special Common Stock shall not be entitled to vote at the special meeting. References to voting classes of the Company's Common Stock herein shall not include the Class A Special Common Stock.

  The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on the matter to be voted upon at the special meeting will constitute a quorum as to each such matter. In the event that the special meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned special meeting, although otherwise less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the special meeting.

  Approval of the proposal to be submitted to shareholders in accordance with the foregoing Notice of Special Meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the special meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the special meeting.

  The holders of all of the Class B Common Stock have indicated that they will vote their shares "FOR" the proposal submitted to shareholders in accordance with the foregoing Notice of Special Meeting and as set forth in this Proxy Statement. Consequently, approval of the proposal is assured.

Principal Shareholders

  The following table sets forth certain information regarding the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of any voting class of the Company's Common Stock as of February 28, 1999. So far as is known to the Company, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                 Amount      Percent
Title of Voting                                               Beneficially     of
Class                 Name and Address of Beneficial Owner       Owned        Class
---------------       ------------------------------------    ------------   -------
Class A Common Stock  FMR Corp.                                3,838,200(1)   12.2%
                      82 Devonshire Street
                      Boston, MA 02109

                      Capital Research and Management Company  1,940,000(2)    6.2%
                      333 South Hope Street
                      Los Angeles, CA 90071

                      Brian L. Roberts                           799,099(3)    2.5%
                      1500 Market Street
                      Philadelphia, PA 19102-2148

Class B Common Stock  Brian L. Roberts                         8,786,250(3)   93.0%
                      1500 Market Street
                      Philadelphia, PA 19102-2148

                      Ralph J. Roberts                           658,125(4)    7.0%
                      1500 Market Street
                      Philadelphia, PA 19102-2148

--------
(1) The information contained in this table with respect to FMR Corp. ("FMR") is based upon filings dated February 12, 1999, made on Schedule 13G by FMR and its controlling shareholders, Edward C. Johnson, III, and Abigail
     P. Johnson, setting forth information as of December 31, 1998. The
     Schedule 13G indicates that FMR has sole dispositive power as to all of such shares and sole voting power as to 17,300 of such shares, that FMR's wholly owned subsidiary Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 3,820,900 of such shares by reason of acting as an investment adviser to various investment companies, that Fidelity Contrafund, an investment company advised by Fidelity, is the beneficial owner of 3,262,600 of such shares, and that Fidelity International Limited and Fidelity Management Trust Company are the beneficial owners of 16,600 and 700 of such shares, respectively.

(2) The information contained in this table with respect to Capital Research and Management Company ("Capital Research") is based upon filings dated February 11, 1999, made on Schedule 13G by Capital Research setting forth information as of December 31, 1998. The Schedule 13G indicates that Capital Research has sole dispositive power as to all of such shares, and that The Growth Fund of America, Inc., an investment company advised by Capital Research, has sole voting power as to 1,680,000 of such shares.

(3) At February 28, 1999, Sural Corporation ("Sural"), a Delaware corporation, owned 8,786,250 shares of the Company's outstanding Class B Common Stock and 795,038 shares of the Company's outstanding Class A Common Stock. Mr. Brian L. Roberts, President of the Company, owns stock representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Class B Common Stock and Class A Common Stock owned by Sural, and he is deemed to be the beneficial owner of an additional 4,061 shares of Class A

     Common Stock (including 1,356 shares owned by his wife, as to which he disclaims beneficial ownership). Since each share of Class B Common Stock is entitled to fifteen votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Brian L. Roberts constitute approximately 77% of the voting power of the two classes of the Company's voting Common Stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,585,349 shares of Class A Common Stock (approximately 23% of the Class A Common Stock).

(4) Includes 576,579 shares of Class B Common Stock owned by a partnership the sole general partner of which is controlled by Mr. Ralph J. Roberts. Mr. Ralph J. Roberts is Chairman of the Board of Directors of the Company and the father of Mr. Brian L. Roberts.

Security Ownership of Management

  The following table sets forth certain information regarding the Class A Common Stock (one vote per share) and Class A Special Common Stock (generally non-voting) beneficially owned by each director of the Company, by the Company's chief executive officer (see note (12) below), and by each of the Company's other four most highly compensated executive officers during 1998 and by all directors and executive officers of the Company as a group, as of February 28, 1999. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                    Amount
                                 Beneficially                       Percent
                                   Owned(1)                       of Class(1)
                             --------------------------         ---------------
                                              Class A                   Class A
Name of Beneficial Owner      Class A         Special           Class A Special
------------------------     ---------       ----------         ------- -------
John R. Alchin(3)..........         --          312,727(4)        (2)     (2)
Gustave G. Amsterdam.......     25,269          100,218           (2)     (2)
Sheldon M. Bonovitz........     17,566(5)       160,785(6)        (2)     (2)
Julian A. Brodsky(3).......    234,146(7)     1,727,017(8)        (2)     (2)
Joseph L. Castle, II.......        375           18,697           (2)     (2)
Brian L. Roberts(3)(9).....    799,099(10)      649,547(11)       2.5%    (2)
Ralph J. Roberts(12).......    319,070(13)    3,433,372(14)       1.0%    1.0%
Lawrence S. Smith(3).......         --          203,470           (2)     (2)
Bernard C. Watson..........         --           21,600           (2)     (2)
Irving A. Wechsler.........    110,607          304,052           (2)     (2)
Anne Wexler................         --           22,350           (2)     (2)
All directors and executive
 officers as a group
 (12 persons)(3)...........  1,547,023(5)(7)  7,137,224(1)(4)     4.9%    2.1%
                                  (10)(13)   (6)(8)(11)(14)(15)

--------
(1) With respect to each beneficial owner, the shares issuable upon exercise of his or her currently exercisable options and options exercisable within 60 days of February 28, 1999 are deemed to be outstanding for the purpose of computing the percentage of the class of Common Stock owned. Includes the following shares of Class A Special Common Stock for which the named individuals, and all directors and executive officers as a group, hold currently exercisable options or options exercisable within 60 days of February 28, 1999: Mr. Alchin, 224,381 shares; Mr. Bonovitz, 21,600 shares; Mr. Brodsky, 882,001 shares; Mr. Castle, 16,200 shares; Mr. Brian
    L. Roberts, 537,206 shares; Mr. Ralph J. Roberts, 2,785,446 shares;
    Mr. Smith, 146,271 shares; Mr. Watson, 21,600 shares; Mr. Wechsler, 21,600 shares; Ms. Wexler, 21,600 shares; and all directors and executive officers as a group, 4,797,774 shares. Does not include the following shares which were issuable under options exercised prior to February 28, 1999, but the receipt of which was irrevocably deferred pursuant to the Company's Deferred Stock Option Plan: Mr. Amsterdam, 19,503 shares;
    Mr. Bonovitz, 4,638 shares; Mr. Brodsky, 394,663 shares; Mr. Ralph J. Roberts, 1,460,759 shares; and Mr. Wechsler, 2,039 shares.

(2) Less than one percent of the applicable class.

(3) The following named executive officers also beneficially own shares of common stock of QVC, Inc., a 57%-owned subsidiary of the Company, including shares issuable under options exercisable within 60 days of February 28, 1999, to purchase such shares: Mr. Alchin, 1,200 shares;
    Mr. Brodsky, 1,600 shares; Mr. Brian L. Roberts, 2,600 shares; Mr. Smith, 840 shares; and all directors and executive officers as a group, 6,240 shares. The number of shares of common stock of QVC, Inc. beneficially owned by each of them, and by all directors and executive officers as a group, represent less than one percent of the common stock of QVC, Inc.

(4) Includes 15 shares of Class A Special Common Stock owned in the Comcast Corporation Retirement-Investment Plan, as to which shares he disclaims beneficial ownership.

(5) Includes 5,486 shares of Class A Common Stock held in trust or as a custodian for his children, 6,425 shares owned by his wife, and 2,636 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership.

(6) Includes 6,232 shares of Class A Special Common Stock held in trust or as a custodian for his children, 44 shares owned by his wife, 124,946 shares held by him as trustee for a testamentary trust, and 5,238 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership.

(7) Includes 15,000 shares of Class A Common Stock owned by a charitable foundation of which he and members of his family are directors and officers, and 88,178 shares owned by Swallow Drive Fund, L.P., a limited partnership the general partner of which is controlled by Mr. Brodsky and his wife, as to all of which shares he disclaims beneficial ownership.

(8) Includes 293,192 shares of Class A Special Common Stock owned by Swallow Drive Fund, L.P. See note (7) above.

(9) Pursuant to Rule 13d-3 of the Exchange Act, Mr. Brian L. Roberts is also deemed to be the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock owned by Sural. See note (3) to the table under the caption "Principal Shareholders."

(10) Includes 1,356 shares of Class A Common Stock owned by his wife, as to which shares he disclaims beneficial ownership, and 795,038 shares of Class A Common Stock owned by Sural. See note (3) to the table under the caption "Principal Shareholders."

(11) Includes 678 shares of Class A Special Common Stock owned by his wife, 21,292 shares owned in the Comcast Corporation Retirement-Investment Plan, and 5,000 shares owned by a charitable foundation of which he and his wife are directors and officers, as to all of which shares he disclaims beneficial ownership. Does not include shares of Class A Special Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Brian L. Roberts. See note (3) to the table under the caption "Principal Shareholders." If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Special Common Stock, Mr. Roberts would beneficially own 9,435,797 shares of Class A Special Common Stock (approximately 2.8% of the Class A Special Common Stock).

(12) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's chief executive officer.

(13) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Ralph J. Roberts. If Mr. Ralph J. Roberts and the partnership he controls (see note (4) to the table under the caption "Principal Shareholders") were to convert the shares of Class B Common Stock owned by them into Class A Common Stock, Mr. Ralph J. Roberts would beneficially own a total of 977,195 shares of Class A Common Stock (approximately 3.0% of the Class A Common Stock).

(14) Includes 131,450 shares of Class A Special Common Stock owned by a charitable foundation of which he and his wife are trustees, as to which shares he disclaims beneficial ownership. Does not include shares of Class A Special Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Ralph J. Roberts. If Mr. Ralph J. Roberts and the partnership he controls (see note (4) to the table under the caption "Principal Shareholders") were to convert the shares of Class B Common Stock owned by them into Class A Special Common Stock, Mr. Ralph
     J. Roberts would beneficially own a total of 4,091,497 shares of Class A Special Common Stock (approximately 1.2% of the Class A Special Common Stock).

(15) Includes 15 shares of Class A Special Common Stock owned by an executive officer, other than those named above, in the Comcast Corporation Retirement-Investment Plan, as to which shares beneficial ownership is disclaimed.

                             SHAREHOLDER PROPOSALS

  Under the Company's by-laws, proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1999 cannot be accepted at this time. Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2000 must be received by January 15, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to Stanley L. Wang, Senior Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers, or regular employees of the Company or its subsidiaries.

                          [FORM OF PROXY -- CLASS A]

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF COMCAST CORPORATION

     The undersigned, a holder of Class A Common Stock of COMCAST CORPORATION, hereby constitutes and appoints RALPH J. ROBERTS and STANLEY WANG, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Special Meeting of Shareholders of the Company to be held on Tuesday, April 20, 1999 at 9:00 a.m., at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of CLASS A COMMON STOCK which the undersigned would be entitled to vote if personally present, as follows:

     Unless otherwise specified, the shares will be voted "FOR" the proposal set forth on the reverse side. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the special meeting and any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF COMCAST CORPORATION FOR THE SPECIAL MEETING OF SHAREHOLDERS ON APRIL 20, 1999.

(Continued and to be dated and signed on the reverse side)

[Reverse]

       1. To approve the amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Class A Special Common Stock from 500,000,000 shares to 2,500,000,000 shares:

          [ ]  FOR  [ ]  AGAINST    [ ]  ABSTAIN

       2. To vote on such other business which may properly come before the special meeting.

                              Change of Address and/or Comments mark here [ ]

                              NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.


                                    Date: _______________, 1999

                                    _________________________
                                    Signature of Shareholder

                                    _________________________
                                    Signature of Shareholder

                                    Votes must be indicated (x)
                                    in black or blue ink.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.